EXHIBIT 23

                     KAW ACQUISITION CORPORATION

                         FINANCIAL STATEMENTS

             FOR THE PERIOD FROM MAY 3, 2000 (INCEPTION)
                           TO JULY 15, 2000

                     KAW ACQUISITION CORPORATION

                    INDEX TO FINANCIAL STATEMENTS

                                                                       Page
Independent Auditors' Report                                             1

Financial Statements:

  Balance Sheets - July 15, 2000                                         2

  Statement of Operations -
    For the Period from May 3, 2000 (Inception) to July 15, 2000         3

  Statement of Changes in Stockholders' Equity -
    For the Period from May 3, 2000 (Inception) to July 15, 2000         4

  Statement of Cash Flow
    For the Years Ended May 3, 2000 (Inception) to July 15, 2000         5

  Notes to Financial Statements                                          6


To the Board of Directors of:
Kaw Acquisition Corporation
Tulsa, Oklahoma

                     INDEPENDENT AUDITOR'S REPORT

We have audited the accompanying balance sheet of Kaw Acquisition Corporation (a development stage company) as of July 15, 2000, and the related statements of operations, changes in stockholder's equity and cash flows for the period from May 3, 2000 (inception), to July 15, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Kaw Acquisition Corporation (a development stage company) as of July 15, 2000, and the results of its operations and its cash flows for the period from May 3, 2000 (inception), to July 15, 2000, in conformity with generally accepted accounting principles.


                       /s/  Magee, Rausch & Shelton, L.L.P.
July 25, 2000


                     KAW ACQUISITION CORPORATION
                    (A DEVELOPMENT STAGE COMPANY)

                            BALANCE SHEET

                         AS OF JULY 15, 2000

                                ASSETS

Cash                                                        $      500

TOTAL ASSETS                                                $      500

                 LIABILITIES AND STOCKHOLDER'S EQUITY

LIABILITIES                                                 $        0

STOCKHOLDER'S EQUITY

  Common Stock, $.001 par value, 100 million shares
    authorized, 500,000 issued and outstanding                     500

         Total Stockholder's Equity                                500

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                  $      500

           See accompanying notes to financial statements.

                     KAW ACQUISITION CORPORATION

                       STATEMENT OF OPERATIONS

     FOR THE PERIOD FROM MAY 3, 2000 (INCEPTION) TO JULY 15, 2000


               Income                                       $      0

               Expenses                                     $      0
                                                            ________

               Total Income                                 $      0

           See accompanying notes to financial statements.


                     KAW ACQUISITION CORPORATION

             STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

     FOR THE PERIOD FROM MAY 3, 2000 (INCEPTION) TO JULY 15, 2000

                            Common          Stock            Total
                            Stock                  Amount

Common stock issuance       500,000        $    500       $     500

Balance at July 15, 2000    500,000        $    500       $     500

           See accompanying notes to financial statements.


                     KAW ACQUISITION CORPORATION

                       STATEMENT OF CASH FLOWS

     FOR THE PERIOD FROM MAY 3, 2000 (INCEPTION) TO JULY 15, 2000


CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                                                $      0

  Plus adjustments to reconcile net income to net cash flows from operating activities:

   Net cash provided by (used in) operating activities    $      0

CASH FLOWS FROM FINANCING ACTIVITIES:

  Proceeds from issuance of common stock                  $    500

   Net cash provided by financing activities              $    500

NET INCREASE IN CASH AND CASH EQUIVALENTS:                $    500

CASH AND CASH EQUIVALENTS, beginning of period            $      0

CASH AND CASH EQUIVALENTS, end of period                  $    500

           See accompanying notes to financial statements.


                     KAW ACQUISITION CORPORATION

                    NOTES TO FINANCIAL STATEMENTS

     FOR THE PERIOD FROM MAY 3, 2000 (INCEPTION) TO JULY 15, 2000


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Operations:

Kaw Acquisition Corporation incorporated in Nevada on May 3, 2000, to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with a domestic or foreign private business. At July 15, 2000, the Company had not yet commenced any formal business operations, and all activity to date relates to the Company's formation and proposed fund raising. The Company's fiscal year end is December 31.

The Company's ability to commence operations is contingent upon its abilities to identify a prospective target business and raise capital it will require through the issuance of equity securities, debt securities, bank borrowings or a combination thereof.

Use of Estimates:

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

STOCKHOLDER'S EQUITY:

Common Stock

The Company is authorized to issue 100,000,000 shares of common stock at $.001 par value. The Company issued 500,000 shares of its common stock for an aggregate consideration of $500.


EXHIBIT 23.1

          CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


We hereby consent to the use in the Form 10-SB Registration
Statement, of Kaw Acquisition Corporation our report as of July 15, 2000, and for the periods from May 3, 2000, to July 15 2000, relating to the financial statements of Kaw Acquisition Corporation which appear in such Form 10-SB.

                       MAGEE, RAUSCH & SHELTON, L.L.P.

                       By:    /s/ Magee, Rausch & Shelton, L.L.P.



Tulsa, Oklahoma
Date:      Jul 25, 2000